                                                   EXHIBIT 10.28
         AGREEMENT FOR HIGH SPEED INTERNET ACCESS SERVICE IN MULTIPLE
         ------------------------------------------------------------
                                DWELLING UNITS
                                --------------

This Agreement made and entered into on this 19th day of February, 1999, by and between CAIS, INC. ("CAIS") a corporation organized under the laws of the Commonwealth of Virginia, with its principal office at 1255 22nd Street, NW, Washington, D.C. and OnePoint Communications Corp., a Delaware corporation with principal offices at 2201 Waukegan Road, Suite 200E, Bannockburn, Illinois 60015 ("ONEPOINT") (CAIS and ONEPOINT are hereinafter referred to collectively as the "Parties.").

                                  WITNESSETH

     WHEREAS, CAIS is in the business of providing various Internet services including high speed Internet access ("HSIA");


     WHEREAS, CAIS owns, is licensee of, and/or otherwise controls rights to certain patented, patent-pending and proprietary technology, known as OverVoice
(SM), that makes it possible to provide residents of apartment buildings and similar multi-dwelling unit ("MDU") buildings with simultaneous telephone service and high-bandwidth access to the Internet and other communication services over existing in-building wiring; and

     WHEREAS, ONEPOINT is a provider of bundled communications and entertainment services to residents of approximately 1200 MDUs, with approximately 250,000 units, in high growth, densely populated urban and suburban markets, and has entered into agreements to market Internet services on a preferential basis to certain of those MDUs, and has the ability to add value to the sale and licensing by CAIS of CAIS's Internet services to such MDUs; and

     WHEREAS, the Parties wish to undertake to provide high speed Internet access service by implementation of the OverVoice technology and or other appropriate high speed internet access ("HSIA") infrastructure solutions in MDUs for which ONEPOINT has or intends to obtain preferential rights for on-site marketing of HSIA services;


     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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                                   Section 1

                                  DEFINITIONS.

     1.1 "Services", means any one or more of the services covered by this Agreement, and which consist of Internet access, OverVoice service, and other HSIA service offered to End-Users under the terms and conditions of a Subscriber License Agreement incorporating in substance the terms and conditions set forth in Section 14.1.

     1.2 "Account", "Customer", "End-User", or "Subscriber", means any person, partnership, corporation, trust company, unincorporated entity, association, joint venture, or any entity whatsoever that has executed, for purposes of utilizing the Services, a Subscriber License Agreement (in a form acceptable to CAIS and ONEPOINT) that has been accepted by CAIS.

     1.3 "Subscriber License Agreement", means an agreement (in a form acceptable to ONEPOINT and CAIS) between CAIS and an End-User for use of the Services.

     1.4 "Building", means any multi-tenant unit building, including but not limited to apartment buildings, condominiums and similar structures, within which the OverVoice system or other HSIA service will be installed by CAIS pursuant to this Agreement for the purpose of providing the Services to End Users within such Building.

     1.5 "Building Representative", means any person, partnership, corporation, trust company, unincorporated entity, association, joint venture, or any entity whatsoever that has the authority with respect to one or more Building(s) in the Territory to enter into a Building Agreement with CAIS.

     1.6 "Building Agreement", means an agreement (in a form acceptable to CAIS and ONEPOINT) between CAIS and a Building Representative for the installation and provisioning of the OverVoice system or other HSIA service to one or more Building(s) controlled by the Building Representative.

     1.7 "Confidential Information", means any secret or proprietary information relating directly to party's business or to that of a party's affiliated companies and subsidiaries, including, but not limited to, any and all technical and non-technical information, including without limitation, information concerning financial, accounting or marketing reports, business plans, analyses, forecasts, predictions, projections, intellectual property, trade secrets and know-how disclosed in connection with the Transactions. Confidential Information may take the form of documentation, drawings, specifications, software technical or engineering data, and other forms, and may be communicated orally, in writing, by electronic or magnetic media, by visual observation and by other means. Confidential Information includes any reports, analyses, studies or other materials, whether prepared by the receiving party or otherwise, that contain or are based upon proprietary or confidential information. The term Confidential Information shall not include such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure in breach of this Agreement, or (ii) are or become available on a non-confidential basis from a source which is not known, after due

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and diligent inquiry, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

     1.8 "OverVoice", means services utilizing technology owned, licensed to, and/or otherwise controlled by CAIS, which technology, among other things, is utilized to communicate digital signals over twisted pair wires, including wires actively conducting voiceband communication.


                                   Section 2

                             SCOPE OF RELATIONSHIP

     2.1 Subject to the terms and conditions hereof, ONEPOINT during the term of this Agreement shall assign to CAIS ONEPOINT's preferential right to provide HSIA services to certain Buildings, shall introduce CAIS to the appropriate Building Representative for each such Building and shall facilitate any negotiations, as provided for in Section 3.1, of a Building Agreement between such Building Representative and CAIS regarding the HSIA services to be provided to such Building. CAIS shall provide installation, support and other services relating to the Services to Buildings and End-Users.

     2.2 CAIS shall market, brand and label the Services under CAIS's company name., The Parties agree that where "OverVoice" is utilized the proprietary OverVoice wall jacks to be installed in apartment units in each Building shall bear the logos of both OverVoice and ONE POINT. The Parties agree that the start-up screen for Internet service to End-Users in the Buildings shall bear the logos of both OverVoice and ONE POINT. CAIS subject to approval of both parties to inclusion on the CAIS lead pages shall control all content on the start-up screen. Revenues derived from advertisements or other content displayed in the start-up screen shall be allocated, net of third party expenses, as provided in Section 4.6c with respect to revenues attributable to End Users in Buildings.

     2.3 Each party is free to use its own employees, agents or other independent contractors to market such party's own products and services, and otherwise engage in business.

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                                   Section 3

                    SERVICE DESCRIPTION - RIGHTS AND DUTIES

     3.1    Prospective Buildings.   a.  The Buildings to be offered by ONEPOINT
            ---------------------
to CAIS for the purpose of evaluation by CAIS of whether CAIS desires to provide HSIA services to such Buildings shall be all the Town & Country properties throughout the United States where ONEPOINT has secured an agreement with the Building to offer, on a preferential basis, Internet services (the "ONEPOINT Designated Properties"). ONE POINT agrees to assign such agreements to CAIS as requested by CAIS, subject to property owner approval, following the evaluation described in Section 3.1b below. As of the date of this Agreement, the ONEPOINT Designated Properties consists of approximately 30 Buildings with approximately 10,000 units. In addition, with respect to other ONEPOINT properties throughout the United States, but excluding ONEPOINT properties in the Chicago and Phoenix areas, where ONEPOINT has obtained an existing preferential right of entry for Internet services and other communications services (the "ONEPOINT Property Portfolio"), consisting of approximately 300 Buildings with approximately 90,000 units, ONEPOINT agrees to use its best efforts to provide suitable introductions to Building Representatives of Buildings selected by ONEPOINT , provided, however, that CAIS shall have the right to decline ONEPOINT's assistance and exclude from inclusion in this Agreement any Buildings in the ONEPOINT Property Portfolio for which CAIS has an existing relationship independent of ONEPOINT. (The parties acknowledge that with respect to ONEPOINT properties in the Chicago and Phoenix areas where ONEPOINT desires to provide HSIA service in conjunction with CAIS and where ONEPOINT intends to act as the lead provider of HSIA services to such properties, such arrangements will be covered by separate agreement between ONEPOINT and CAIS.)

     b. The parties agree that they shall commence an evaluation period with respect to the ONEPOINT Designated Properties and the ONEPOINT Property Portfolio upon execution of this Agreement. The parties will agree upon a reasonable time period within which CAIS shall evaluate and select from those Buildings offered by ONEPOINT from the ONEPOINT Designated Properties and from the ONEPOINT Property Portfolio those Buildings for which CAIS intends to provide HSIA services. As part of the evaluation process, ONEPOINT shall provide to CAIS pertinent information regarding each such prospective Building, including a copy of ONEPOINT's agreement with respect to each Building within the ONEPOINT Designated Properties that provides ONEPOINT the right to offer, on a preferential basis, Internet services in such Building. Nothing contained in this Agreement shall require CAIS to agree to select a particular Building offered to CAIS from within the ONEPOINT Designated Properties or from within the ONEPOINT Property Portfolio to provide HSIA services. The parties agree that where CAIS determines that it is necessary or advisable to modify, supplement or otherwise negotiate with a Building Representative the terms previously negotiated by ONEPOINT under which Internet services are to be provided to a Building, ONEPOINT shall use its best efforts provide assistance to CAIS in negotiating a Building Agreement with such Building Representative for such Building as provided in Section 6. ONEPOINT agrees that it shall provide to CAIS the pertinent information regarding each prospective Building from the ONEPOINT Designated Properties within sixty (60) days of the date of this Agreement, and

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shall provide to CAIS the pertinent information regarding each prospective
Building from the ONEPOINT Property Portfolio within twelve (12) months of the date of this Agreement.

     3.2    Internet Connectivity:
            ---------------------

     a. CAIS shall supply the dedicated Internet connectivity that will support each Building installation under this Agreement , provided that CAIS's prices are competitive with prices available in the local market from other national Tier One Internet service providers.


                                   Section 4

                            RESPONSIBILITIES OF CAIS

     4.1 a. The Parties agree that where CAIS determines it to be necessary or advisable as provided in Section 3.1 above, and with the assistance to be provided by ONEPOINT as set forth in Section 6, CAIS shall act to negotiate and secure a Building Agreement with a prospective Building. CAIS shall endeavor, with ONEPOINT's assistance, to negotiate to include in such Building Agreement the right for CAIS to offer, on an exclusive basis, and for a minimum five (5) year term, HSIA services to such Building, and which Building Agreement may provide for financial contributions by the Property to cover a portion of the up-front installation costs required for the provision of HSIA service. CAIS, with ONEPOINT's assistance, shall use its best efforts to negotiate as part of such Building Agreement an initial term of seven (7) years or longer, and in any case, the initial term shall be for a minimum five (5) years. Such Building Agreement shall also include the following:

     i. Installation of "Equipment" in the basement, wiring closets, and individual Building tenant units;
     ii. Roof rights for access and installation of wireless local loop technology to connect to basement hub and to other buildings;

     iii. The Compensation, Commissioning or other revenue sharing arrangements between and among CAIS, the Building Representative and, if applicable, the Building owner (such arrangements to be subject to ONEPOINT's right to withdraw as Co-Manager within 30 days of Co-Manager's receipt from CAIS of notice setting forth the terms of the Compensation, Commissioning or other revenue sharing arrangements to be applicable to such Building);

     iv. CAIS's access to Building tenant information, including tenant telephone numbers, for marketing purposes;
     v.  Building Representative  commitment to assistance with marketing;
     vi.  Indemnification of Building owner by CAIS;

     vii. to the extent a Building Representative for a particular Building is not the owner of such Building, a signature on behalf of the owner of the Building evidencing the owner's consent to the terms contained in the Building Agreement with respect to that particular Building.

     b. CAIS shall be responsible for all negotiations and/or customer service to Building Representatives, including coordination of all issues related to installation of the OverVoice or other HSIA system Service in the Building, processing complaints, answering

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questions, handling all issues related to commissioning, and otherwise assisting the Building Representative during the term of its contract with CAIS. CAIS may outsource some or all of such functions to CAIS-approved vendors.

     4.2  Service Provisioning.     The Parties agree that CAIS shall be the
          --------------------
primary service provider responsible for coordination and installation of the Services in the Buildings. CAIS shall maintain the relationship with the Building and the Building Representatives for the Services at all times and shall provide account management to each Building on an on-going basis. CAIS shall be responsible for the installation, maintenance and repair of any HSIA systems hardware that will be provisioned in the basement and wiring closets of Buildings. CAIS shall be responsible for the installation, maintenance and repair of the any HSIA system equipment wall jacks that will be provisioned in individual End User's units within the Buildings. Using only CAIS-certified installation crews, CAIS shall install jacks (two or more in each unit), cabling and telephone equipment.

The quantities of each of these components required for a given Building will be determined by the specific Building's configuration and the number of End-Users in the Building. Hardware installation, repair and maintenance may be undertaken either directly by CAIS or outsourced to third parties provided that all such work by either CAIS or CAIS's outsource vendors conforms to CAIS's operational standards. CAIS shall use its best efforts to develop relationships with
outsource vendors on a local and national level.   CAIS shall identify a local
vendor, reasonably acceptable to ONEPOINT, to perform cable modem or Ethernet card installation for each standard metropolitan statistical area in which CAIS's Buildings are located.

     4.3  End-User Accounts. CAIS's responsibility shall be to use its best
          -----------------
efforts to market, advertise, and otherwise solicit End-User customers for the HSIA Service and to sign said End-Users to Subscriber License Agreements. Such agreements shall incorporate in substance the terms set forth in Section 13.1.

CAIS shall act as the billing entity and shall be responsible for and shall provide all End-User billing and tier-one customer service needs including billing inquiries, issuance of credit, issuance of billing statements, and collection of End-User retail rate. CAIS shall maintain a local and toll-free telephone number for this purpose. CAIS also shall be responsible for and shall provide additional customer service to such Subscribers, including processing complaints, answering questions, and otherwise assisting the End-Users during the term of their contract with CAIS for use of the Services CAIS may outsource some or all of such functions to CAIS-approved vendors.

     4.4  Budgeting. For Buildings where ONEPOINT has agreed to participate
          ---------
financially as Co-Manager as provided in this Agreement, the Parties agree that capital costs for (i) the OverVoice or other HSIA infrastructure solution and
(ii) the server software solution (iii) and any other items that are mutually agreed upon by the Parties as reasonably necessary to provide the Services shall be budgeted by CAIS on a Building-by-Building basis.

     4.5  Allocation of Expenses. For each Building offered by ONEPOINT to CAIS,
          ----------------------
ONEPOINT shall indicate to CAIS whether or not ONEPOINT intends to participate financially

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as a "Co-Manager" for such Building by no later than ten (10) business days following notice from CAIS that CAIS intends to provide HSIA services to such Building.

          a. Joint Costs. For each Building where ONEPOINT has agreed to participate as Co-Manager, CAIS shall contribute and pay for 75% of the non-recurring and recurring costs identified as "Joint Costs" as outlined in the chart in Section 4.5(c) and as set forth in the budget developed pursuant to
Section 4.4, and ONEPOINT shall contribute the remaining 25% of such costs. Any shortfall of the non-recurring and recurring costs identified as "Joint Costs" as outlined in the chart in Section 4.5(c) shall be made up by contributions of CAIS and ONEPOINT in the same 75% to 25% ratio. Where ONEPOINT has declined to participate as Co-Manager, CAIS shall contribute and pay for 100% of the non-recurring and recurring costs identified as "Joint Costs" as outlined in the chart in Section 4.5(c).

          b. Expenses Prior to Allocation of Revenues. The following additional recurring expenses shall be paid by CAIS out of the gross End-User revenues prior to allocation of net revenue sharing between CAIS and ONEPOINT, with any shortfall to be made up by contributions (1) where ONEPOINT has agreed to participate as Co-Manager, 75% by CAIS and 25% by ONEPOINT or (2) where ONEPOINT has declined to participate as Co-Manager, 100% by CAIS:

               (i) the recurring monthly cost of the local loop (including DS3 local loop and bandwidth, ISDN, and Dial costs)

               (ii)  the monthly cost of the Internet access for each Building ;

               (iii) Commission/Revenue Share to Building/Building Representative (The negotiation by CAIS of any revenue sharing payments to Building/Building Representative for a Building shall be subject to the withdrawal rights of ONEPOINT as described in Section 4.1a(iii) above).

     c. The chart below summarizes the allocation of responsibility for various non-recurring and recurring cost items:

                              Non-Recurring Costs

                                                                    Costs to be
                                                                    allocated as
                                                                       Joint
Cost Item:                                                             Costs
                                                                      (75/25)
----------------------------------------------------------------------------------------------------------
Dial up capability (modem RAS, routers)                                  X
Consumer services capability (email, authentication)                     X
COM21 Headend equipment                                                  X
DS3 Installation                                                         X
ISDN or other PL installation for dial-in                                X
DID numbers                                                              X
Cable modem purchase and inventory                                       X

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

Network set up costs, including design, equipment, ordering              X                      -
Basement/Closet Equipment Installation, configuration, and               X
testing (XXwer, other equipment)
The equipment, installation and other set up costs                       X
to provide the local loop and
Ethernet Switching Hubs,                                                 X
Server,CSU/DSU                                                           X
OV/ Jacks and control units                                              X
Related Schedule H  equipment expenses                                   X

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

                                Recurring Costs

                                                                      Costs to be
                                                                     allocated to:


                                                                     Joint Costs
Cost Item:                                                             (75/25)                    CAIS
----------------------------------------------------------------------------------------------------------
Tier 1 Customer Service                                                                             X
Customer Acquisition                                                                                X

Modem Provisioning, installation                                                                    X
Billing and Collection                                                                              X
Basement/Closet Equipment Installation, Maint. & Repair                    X
 (including 3rd Party Vendors)
Tier 2 Customer Service and Technical Support to Building                                           X
Internet Account Activation and Allocation/Server Disconnection                                     X
Web site , mgmt., hosting                                                                           X
E-Mail Set-Up                                                                                       X
Royalty Payments for OverVoice  licensing rights...                                                 X
Web site design                                                            X


     4.6  Revenue Sharing. Unless agreed otherwise with respect to a particular
          ---------------
Building, as provided in Section 4.3 above, Revenues from End-Users at each Building during the Agreement shall be billed and collected by CAIS. After payment of the expense items provided for in subsection 4.5(b) above, collected revenues shall be allocated and paid as follows based on

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     (1)  whether or not ONEPOINT is participating with respect to such Building as Co-Manager, and (2) the End-User penetration level in such Building during the month for which such revenue is generated:

     a.   For a Building where ONEPOINT is participating as Co-Manager:

Penetr. Level                              CAIS Rev. %                     ONEPOINT Rev. %
-------------                              -----------                     ---------------
0-5%                                            * %                              * %
5-10%                                           * %                              * %
10-15%                                          * %                              * %
15-20%                                          * %                              * %
20-25%                                          * %                              * %
25-30%                                          * %                              * %
30-35%                                          * %                              * %
35%+                                            * %                              * %

     b.  For a Building where ONEPOINT is not participating as Co-Manager:

Penetr. Level                              CAIS Rev. %                      ONEPOINT Rev. %
-------------                              -----------                      ---------------
0-5%                                            * %                              * %
5-10%                                           * %                              * %
10-15%                                          * %                              * %
15-20%                                          * %                              * %
20%+                                            * %                              * %

     c. Revenues derived from advertisements or other content displayed in the start-up screen shall be allocated and paid, net of third party expenses, with respect to revenues attributable to End-Users in a Building to which CAIS is providing HSIA services under this Agreement, on the percentage allocation basis provided in Section 4.6a above based on the End-User penetration level in such Building during the month for which such revenue applies, and irrespective of whether or not ONEPOINT is participating with respect to such Building as Co-Manager.

     d.   Any installation revenues shall accrue to CAIS.


*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.

     4.7. Payments and Audit Rights. CAIS, as the party responsible for billing
          -------------------------
and collection from End-Users, also shall be responsible for handling payments to vendors for expenses to be jointly paid under the capital budget, and for calculation and distribution of revenue share payments to ONEPOINT. Monthly revenue share payments shall be due and payable from CAIS to ONEPOINT by the 15th of the month following the month in which the Services to which the fees
relate were provided to the End-User.   CAIS shall report revenue data to
ONEPOINT on a monthly basis in a format mutually agreed upon by CAIS and ONEPOINT . ONEPOINT shall have the right to audit CAIS's books and accounts with respect
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to the HSIA Services furnished at Buildings where to which CAIS is providing
HSIA services under this Agreement. Such audit shall be conducted at the expense of ONEPOINT, unless such audit reveals a variance of more than five percent from the revenue data reported to ONEPOINT, in which event CAIS shall be obligated to reimburse ONEPONT for the cost of such audit (as well as compensate ONEPOINT for any shortfalls in payments due to ONEPOINT revealed as a result of such audit.)

     4.8  CAIS agrees that it shall also perform the following:

          a.  Promote, market and support the Services by:

                        (i) Identification of prospective End-Users within the Buildings;

                        (ii) Contacting of such prospective End-Users and arranging for and conducting competent and effective presentations relating to the Services;

                        (iii) Performance of marketing efforts, pricing and promotion by Lead Manager as CAIS may in its sole discretion determine necessary to obtain duly executed Subscriber License Agreements;.

                        (iv) Provision of a "Demonstration System" where appropriate sufficient for the purposes of conducting demonstrations and performance benchmarks of the Services;


                        (v)      Performance of launch events, and
                  demonstrations of the Services to prospective End-Users in Buildings either at the Demonstration Center, on the premises of such Buildings or End-Users, or at locations arranged by and paid for by CAIS, as necessary to demonstrate the Services effectively;

                        (vi) Obtaining, where CAIS determines necessary or advisable and with the participation and assistance of ONEPOINT, prior to the transfer or delivery of an HSIA system to a Building, a Building Agreement for the Services executed by the authorized Building Representative and by CAIS, and incorporating such terms and conditions as are referenced in
                  Section 4.1;

                        (vii) Obtaining, prior to the transfer or delivery of the Services to an End-User, a Subscriber License Agreement for such Services executed by End-User and CAIS and incorporating

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

                  such terms and conditions as are referenced in Sections 4.3 and 14.1;

                        (viii) Providing post-delivery telephone customer service (at CAIS or customer locations) to End-Users by trained personnel respecting the documentation, functions, and operation of the HSIA services;

                        (ix) Maintaining a copy of any executed Building Agreement, with ONEPOINT having the right to review such agreements, for each Building to which CAIS is providing HSIA services under this Agreement;

                        (x) Maintaining copies of Subscriber License Agreements with ONEPOINT having the right to review such agreements; and providing ONEPOINT with a monthly report reflecting additions/deletions to the list of active Agreements;

                        (xi) Maintaining standards reasonably acceptable to both ONEPOINT and CAIS of: (a) professionalism in dealing with customers; (b) technical proficiency in demonstration of the Services, and End-User and Building support; and (c) Building and End-user installation timeliness; and

                        (xii) Following reasonable rules and guidelines as outlined in OverVoice and/or other applicable policy and procedure manuals, copies of which shall be delivered to ONEPOINT upon execution hereof with CAIS to provide ONEPOINT with any amendments thereto.

          b. Pay any applicable taxes, including federal, state, municipal, excise or similar taxes, and shipping charges.


                                   Section 5

                        ADDITIONAL UNDERTAKINGS OF CAIS

     5.1  CAIS agrees for the period of this Agreement that it shall:

                  a. Secure the use of the OverVoice technology and make payment of all licensing fees related thereto;

                  b.    Provide tier-two customer support ;

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

                  c. Undertake the activation and maintenance of customer Internet accounts, allocation and set-up of customer electronic mail addresses and boxes;

                  d. Assign an appropriate number of account and/or project coordinators to determine equipment requirements, to facilitate installations, and to manage ongoing operations; and

                  e. Keep ONEPOINT informed of the status of updates and improvements being developed by CAIS for the Services or documentation, or any component thereof, during the term of this Agreement.

     5.2 CAIS represents and warrants to ONEPOINT as follows, and the knowledge is that ONEPOINT is relying on such representations and warranties in entering into this agreement:

                  a. CAIS has all rights necessary to grant any rights herein to ONEPOINT or the Building or End-User;

                  b. CAIS will use its best efforts to ensure that the Service does not contain any routines or devices that could interfere with the use of the Service (including without limitation, time locks, keys or "bombs") or interfere with, corrupt or destroy any software or data (commonly known as "viruses");

                  c. There are no agreements, covenants or encumbrances with respect to the service which anyway conflicts or interferes with CAIS's right to enter into this Agreement, to provide the Service or which conflicts or interferes with ONEPOINT'S right to exercise the rights granted under this Agreement;

                  d. That the Service is designed to be used prior to, during, and after the calendar Year 2000 A.D., and that the Service will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

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

                                   Section 6

                      ADDITIONAL UNDERTAKINGS OF ONEPOINT

ONEPOINT agrees for the period of this Agreement that it shall perform the following:

     6.1 Assign to CAIS the preferential rights held by ONEPOINT to provide Internet services to such Buildings from the ONEPOINT Designated Properties as selected by CAIS from those offered, subject to property owner approval.

     6.2 Provide suitable introductions to Building Representatives of the Buildings from the ONEPOINT Designated Properties and the ONEPOINT Property Portfolio offered by ONEPOINT and selected by CAIS pursuant to Section 3.1b, and, where determined by CAIS to be necessary or advisable, use ONEPOINT's best efforts to provide to CAIS assistance in the negotiation and completion of a Building Agreement between CAIS and such Building Representative for each applicable Building.

     6.3  Assist in ongoing relations with Buildings and Building
Representatives.


                                   Section 7

                              EQUIPMENT OWNERSHIP

     7.1. Ownership of the equipment to be installed in each Building to provide the Services shall be allocated as follows:

a. in the same proportion as expenses are allocated for such Building in Section
4.5 above; provided, however, that CAIS shall own all of the proprietary OverVoice equipment where installed in each Building to provide the Services.


                                   Section 8


                        PROPRIETARY RIGHTS; COMPETITION


     8.1 ONEPOINT acknowledges and agrees that the OverVoice system and technology are owned by and/or controlled by and proprietary to CAIS and embody valuable patents, copyrights and trade secrets. ONEPOINT shall make no additional copies of OverVoice system proprietary equipment and documentation and shall not attempt to reverse engineer the OverVoice system. ONEPOINT shall protect the OverVoice services and other CAIS materials related to the OverVoice services from unauthorized access, copying, dissemination, disclosure, or decompilation or other unauthorized use. In addition, both parties agree and acknowledge that, pursuant to the terms of the Mutual Non-Disclosure Agreement between the parties dated May7, 1998, they will keep strictly confidential all Confidential Information and will not, without

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

express written authorization, signed by the other parties authorized officer, use, sell, market or disclose any Confidential Information to any third person, firm, corporation, or association for any purposes.

     8.2 CAIS shall own all additions, modifications, changes, or other derivative works for the OverVoice System developed by ONEPOINT (collectively "COMPANY Works"), and ONEPOINT hereby agrees to treat such ONEPOINT Works as works made for hire to the extent permissible under law and to otherwise assign to CAIS the same. ONEPOINT agrees to sign all documents and perform all such acts reasonably necessary to perfect CAIS's rights. ONEPOINT agrees to provide CAIS with a copy of all ONEPOINT Works together with the any supporting documentation, at least once per year, or upon request by CAIS.

     8.3 ONEPOINT acknowledges that it obtains no right, title nor interest in or to any CAIS copyright, trademark, patent or other proprietary right relating to the OverVoice services, and ONEPOINT agrees not to remove, alter, cover or obscure any copyright, patent, trademark or other proprietary rights notice on proprietary equipment and documentation related to the OverVoice services or any portion thereof. ONEPOINT shall comply with reasonable directions submitted by CAIS from time to time regarding the placement of notices on the proprietary equipment and materials related to the OverVoice services. ONEPOINT agrees that it shall comply with the following restrictions on use of products containing the OverVoice technology, that the following language regarding such restrictions shall appear on the exterior packaging of any such product, and that such restrictions shall be included in any agreements by ONEPOINT to resell or further sub-license such products:

          "Purchaser (or licensee) agrees not to use this product in detached single-family residential structures, and also agrees not to use this product in business establishments earning at least 90% of their revenues from the sale of food and beverages consumed on premises."


     8.4 ONEPOINT shall: (a) notify CAIS immediately of the unauthorized possession, use, or knowledge of any Services, materials, other items or Confidential Information or trade secrets supplied or made available to ONEPOINT under this Agreement, by a person or organization not authorized by this Agreement to have such possession, use, or knowledge; (b) assist in correcting any such unauthorized possession, use, or knowledge to the extent ONEPOINT determines reasonable; and (c) cooperate with CAIS in any litigation against third parties deemed necessary by CAIS to protect its proprietary rights. Any and all expenses incurred by ONEPOINT at CAIS's request in connection with compliance with this Section, including reasonable attorneys' fees, shall be reimbursed to ONEPOINT by CAIS.

     8.5 ONEPOINT has and shall execute no authority to make statements or representations concerning the Services that exceed or are inconsistent with the marketing materials and technical specifications provided to ONEPOINT by CAIS. ONEPOINT has and shall exercise no authority to bind CAIS to any undertaking or performance with respect to the Services.

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

     8.6 To assist CAIS in the protection of its proprietary rights, ONEPOINT will permit reasonable inspections by representatives of CAIS, not more than two times per year at CAIS's sole cost and expense, to review ONEPOINT's confidentiality policies and procedures relating to the safeguard of CAIS 's Services and proprietary material, as well as the accounting information regarding the same.

     8.7 ONEPOINT agrees not to make modifications to Services for the purpose of installing or operating the same with incompatible hardware.

     8.8 ONEPOINT agrees that it will not use any CAIS Confidential Information for the purpose of development or distribution, directly or indirectly, of any product or program similar to, or competitive with, the
OverVoice System.   CAIS agrees that it will not use any ONEPOINT Confidential
Information for the purpose of development or distribution, directly or indirectly, of any product or program similar to, or competitive with, the products or programs offered by ONEPOINT.

     8.9 This Agreement is expressly made subject to any laws, regulations, orders or other restrictions on the export from the United States of America of products and information about the products, which may be imposed from time to time by the Government of the United States of America. Notwithstanding anything contained in this Agreement to the contrary, ONEPOINT shall not export or reexport, directly or indirectly, any product, or information pertaining thereto to any country or destination or permit its trans-shipment to any country or destination for which such Government or any agency thereof requires an export license or other governmental approval at the time of export without first obtaining such license or approval.


                                   Section 9

                             TERM AND TERMINATION

     9.1 The term of this Agreement shall commence as of the date first set forth above and shall continue the later of (i) seven (7) years from the date hereof or (ii) the latest expiration of CAIS's right to provide HSIA services to any Building for which HSIA services are provided pursuant to this Agreement, unless sooner terminated in accordance with the provisions herein. Following completion of the initial seven year term, this Agreement shall be extended automatically for additional successive one year terms unless either party give the other 90 days' advance written notice of its intention to terminate the Agreement at the end of the initial term or any renewal term. Notwithstanding the preceding, the terms of this Agreement shall continue to apply with respect to any Building until the termination date of any Building Agreement entered into pursuant to this Agreement.

     9.2 a. If conditions exist that constitute a material breach of this Agreement by a party , the non-breaching party shall provide written notice of the details of the material breach to the breaching party. If the breaching party's breach has not been resolved to the other party's satisfaction within thirty (30) days, the other party has the right to terminate this Agreement.

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          b.  In the event, after default by a party hereunder, counsel is employed by the other party to enforce the defaulting party's obligations, defaulting party hereby agrees to pay the attorney's fees so incurred by the non-defaulting party, whether or not suit be brought, and all other costs and expenses connected with such enforcement.

     9.3 a. Upon expiration or termination of this Agreement, for any reason, the Parties agree that they shall work together to establish a method of terminating the HSIA service to such Building and for resolving ownership/cost recovery and removing proprietary equipment in a manner that causes no disruption either to the service received by the end user or to the relationship between ONEPOINT and the end user or between ONEPOINT and the management of such Building.

          b. The parties obligation respecting non-use and nondisclosure of the other party's Confidential Information or trade secrets related to the Services shall survive termination of this Agreement and shall remain in effect for so long as such information shall remain proprietary to the owner of such information.

     9.4 Each party's accrued payment obligations to the other party for service and other charges shall survive termination of this Agreement.


                                  Section 10

                                  INDEMNITIES

     10.1 Each party shall defend, indemnify and hold the other party and its employees, independent contractors, and agents from and against any and all claims, taxes, penalties, interest, costs, demands, expenses, damages, lawsuits, or other liabilities (including without limitation, reasonable attorneys' fees) relating to or arising out of (i) acts or omissions of the indemnifying party or the indemnifying party's Subcontractors (or their respective employees, independent contractors or agents), or the indemnifying party's Building Representatives (or their respective employees, independent contractors or agents) or End-User Customers (ii) the operation of the indemnifying party's business(es), (iii) agreements or understandings between the indemnifying party and third parties (including Subcontractors) relating to the indemnified party or the Services, (iv) workers' compensation, employment insurance, Social Security, income tax, welfare benefit, pension or similar laws with respect to the indemnifying party, its employees and the Subcontractors (v) any material breach of any representation, warranty or covenant contained herein, that is not timely cured as provided for in Section 9.2a or (vi) any material defect in the OverVoice or HSIA services that is not timely cured as provided for in
Section 9.2a.

     10.2 The indemnities contained in Section 10.1 hereof shall be conditioned upon the indemnifying party receiving (1) prompt written notice of any claims, demands, or actions for which indemnity is sought; (2) cooperation in the defense by the indemnified party; and (3) control of the defense and/or settlement of such claim, demand, or action as to which indemnity is sought.

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

     10.3 CAIS will defend or settle, at its own expense, any claim or suit against ONEPOINT alleging that the Services infringe any United States patent, trademark, copyright, or trade secret. CAIS also will pay all damages and costs that by final judgment may be assessed against ONEPOINT due to such infringement.

     10.4 CAIS's obligation as set forth in the foregoing paragraph is expressly conditioned upon the following: (1) that CAIS shall be notified promptly in writing by ONEPOINT of any claim or suit; (2) that CAIS shall have sole control of the defense or settlement of any claim or suit; (3) that ONEPOINT shall cooperate with CAIS in a reasonable way to facilitate the settlement or defense of any claim or suit; and (4) that the claim or suit does not arise from any non-CAIS modifications to the Services.

     10.5 If any Services become the subject of a claim of infringement, CAIS will, at its option: (1) procure the right to continue using the applicable Services; (2) replace the Services with a non-infringing product substantially complying with the Services' specifications; (3) modify the Services so they become non-infringing and perform in a substantially similar manner to the original services; or (4) upon failure of the foregoing, CAIS will cease any infringing use of the Services and CAIS or its agents will refund the fees paid CAIS for the infringing Services, less a reasonable allowance for use and pay any and all costs, expenses, penalties, including reasonable attorneys fees, which may be suffered by ONEPOINT as a result of the termination of the Services to the Buildings and/or the End Users.

     10.6 SECTIONS 10.3 THROUGH 10.5 STATE THE ENTIRE LIABILITY OF CAIS, ITS AFFILIATES, SUBCONTRACTORS AND REPRESENTATIVES FOR INFRINGEMENT BY ANY LICENSED SERVICES.

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

                                  Section 11

                                   EXPENSES

     11.1 Except as otherwise specified in this Agreement, each party agrees that it shall be responsible for its own expenses and costs under this Agreement, and that the other party shall have no obligation to reimburse such party for any expenses or costs incurred by such party in the performance of such party's duties hereunder.


                                  Section 12

                           LIMITATIONS OF LIABILITY

     12.1 a. Neither party shall have a right to or shall claim limited, special, indirect, or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or for indemnification as provided for herein. The foregoing limitation of remedies shall not apply to any action by CAIS for infringement by ONEPOINT; any action based on or with respect to unauthorized publication, disclosure, or use of confidential information or trade secrets of CAIS; or any action based on CAIS 's rights in patents, copyrights, trademarks, or trade names or other proprietary rights in the Services.

          b. ONEPOINT agrees that CAIS will in no event be responsible for any losses or damages of any and every nature (including, but not limited to, consequential losses) incurred by ONEPOINT, by any subcontractors, marketing agents, sales representatives, affiliates or employees utilized by ONEPOINT, by any End Users, or by any other party, arising out of or resulting from service outages or interruptions, delays, failure to provide service, or discontinuance of service, whether or not caused by the fault or negligence of CAIS, including, but not limited to, losses or damages of any nature resulting from the loss of data, inability to access Internet, or inability to transmit or receive information. ONEPOINT agrees to be responsible for appropriately conveying this disclaimer to any subcontractors, marketing agents, sales representatives, affiliates, employees, and End Users in Buildings where ONEPOINT is the Lead Manager.

          c. Not withstanding the provisions of Section 13.1b, CAIS upon request of ONEPOINT will agree to adjust the fees for the Internet connectivity service provided to a Building by CAIS pursuant to Sections 3.2 and 4.5b(ii) by 50% if such Building's connection time for such month is below 99.5%, and will agree to adjust the monthly service fee for such Building by 100% if the connection time for such month is below 99.0%. Normal periodic but scheduled maintenance is to be considered up time for purposes of this calculation. CAIS is not responsible for Internet network problems external to the CAIS network and outages attributable to such external causes shall not be considered down time for purposes of this calculation.

          d. CAIS represents and warrants to ONEPOINT that CAIS owns, is a licensee of, and/or otherwise controls rights to the OverVoice Internet technology and that its use as provided

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

in this Agreement is both authorized by its license and does not infringe upon the rights of any third party and does not violate any local, state, or federal law of the United States.

     12.2 FOR A PERIOD OF NINETY (90) DAYS FROM THE DATE THE OVERVOICE INTERNET TECHNOLOGY IS INSTALLED AND READY FOR USE AT A BUILDING, IF THERE APPEAR ANY DEFECTS IN THE OVERVOICE INTERNET TECHNOLOGY OR THE SERVICE THAT ARISES (UNDER PROPER AND NORMAL USE AND CARE) DURING THIS WARRANTY PERIOD, CAIS WILL REPLACE OR REPAIR THE OVERVOICE INTERNET TECHNOLOGY AND ANY DEFECTIVE EQUIPMENT RELATED THERETO WITHOUT CHARGE, PROVIDED THAT ONEPOINT NOTIFIES CAIS IN WRITING OF THE EXISTENCE OF A CLAIMED DEFECT WITHIN THE PERIOD SPECIFIED HEREIN. CAIS MAKES NO OTHER WARRANTY OR REPRESENTATION AS TO THE PERFORMANCE OR OPERATION OF ANY OF THE SERVICES TO THE ONEPOINT OR ANY THIRD PARTY. ONEPOINT SHALL MAKE NO REPRESENTATION OR WARRANTY WITH REGARD TO THE SERVICES. ANY IMPLIED WARRANTIES (INCLUDING, BUT WITHOUT LIMITATION, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXCLUDED. THE PARTIES AGREE THAT CAIS'S LIABILITY, IF ANY, FOR DAMAGES RELATING TO ANY SERVICES SHALL BE LIMITED TO THE ACTUAL END-USER SUBSCRIBER LICENSE AGREEMENT FEES PAID FOR THOSE SERVICES AND WILL IN NO EVENT INCLUDE ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR OTHER DAMAGES OF ANY KIND, EVEN IF CAIS HAS BEEN APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGE OCCURRING.

          THE ONEPOINT UNDERSTANDS AND ACKNOWLEDGES THAT CAIS'S PRICE TERMS DEPEND IN PART UPON THIS EXCLUSION OF WARRANTIES AND LIABILITIES.


                                  Section 13

                                 SERVICE USAGE

     13.1 The Services may be utilized by the Parties and their respective End User Customers only for lawful purposes, and the usage of the Services in connection with or adjunct to any matter or thing which violates any foreign, municipal, state, county or federal statute or regulation is prohibited. Both Parties agrees to comply with the terms and conditions for use of the Services set forth below in this Section 13.1. Such terms and conditions shall apply to all of both Parties' respective downstream End-user Customers, and CAIS is responsible for notifying such End Users of these terms and conditions by incorporating such terms and conditions in all of CAIS's End-User Subscriber License Agreements, and for assuring and enforcing compliance with these terms and conditions by CAIS's End-User Subscribers.

          a. Subject to the terms of ONEPOINT's Agreement with CAIS, End-Users agree to subscribe to OverVoice or other HSIA service, and are granted through CAIS, where applicable, a non-transferable, non-assignable, non-exclusive sub-license to

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

          use the OverVoice technology and any software provided as part of the HSIA service, for the term of the End-User's service agreement.

          b. The utilization of any data or information received End-User Customers from the utilization of the Service to be provided by CAIS is at End-User Customer's respective sole and absolute risk. CAIS specifically disclaims and denies any responsibility for the completeness, accuracy or quality of information obtained through the Services to be provided.

          c. Other than as specifically provided in this Agreement, CAIS makes no warranties of any kind, whether expressed or implied, for the
          services or software it is providing.    CAIS also disclaims any
          warranty of merchantability or fitness for a particular purpose. CAIS will not be responsible for any damages End-User Customer suffers. This includes loss of data resulting from delays, nondeliveries, misdeliveries, or service interruptions caused by ONEPOINT's, Customer's or CAIS's negligence, errors or omissions, or due to inadvertent release or disclosure of information sent by the End-User.

          d. The Services may only be used for lawful purposes. Unauthorized transmission or storage of any information, data, or material in violation of any Federal or state law or regulation is prohibited. This includes, but is not limited to: copyrighted material, material which is obscene, or material protected as a trade secret. End-Users agree to indemnify and hold harmless CAIS from any claims (including CAIS's attorney fees) resulting from End User's use of the Services which damages the End-User or another party or parties.

          e. End-User's access to CAIS's Internet service is subject to compliance with the CAIS and, where applicable, OverVoice Acceptable Use Policies, which are available on the CAIS and OverVoice home page at: http://www.cais.com/cais/comp_aup.htm and http://www.overvoice.com/aup.htm, respectively. Any access to other networks connected to CAIS's network must comply with the rules for that other network.

          f. OverVoice service is a shared high bandwidth Internet service, and CAIS reserves the right to prohibit or limit uses of the service that could unduly interfere with the provision of service to other customers. An End-User may not conduct web services or operate any type of server through the End-User's OverVoice account.

          g. CAIS shall have the right to correspond by e-mail directly with all End-User Subscribers of the OverVoice service in order to update such Subscribers on the Services.


                                   Section 14

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

                                   AUTHORITY


     14.1 CAIS and ONEPOINT each represent to the other that this Agreement has been authorized by all necessary corporate action. CAIS represents that to the best of its knowledge it is either in compliance or is in the process of becoming compliant with any and all regulatory requirements applicable to its business as presently conducted. ONEPOINT similarly represents that to the best of its knowledge it is either in compliance or is in the process of becoming compliant with any and all regulatory requirements applicable to its business as presently conducted. Upon request from one party, the other party shall provide written documentation by any and all appropriate judicial, legislative, or regulatory agency reflecting the other party's ability to sell the Services in each state such other party provides service. CAIS represents that it is duly authorized to entering into sub-license agreements under the terms of CAIS's license agreement for use of the OverVoice technology.


                                  Section 15

                             STATUS OF  PERSONNEL

     15.1 Relationship of the Parties.    CAIS and ONEPOINT acknowledge and
          ---------------------------
agree that the relationship between them is solely that of independent contractors, and nothing in this Agreement is to be construed to constitute the parties as employer/employee, franchisor/franchisee, agent/principal, partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. Each party shall be responsible for wages, hours, and conditions of employment of such party's personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of one party are employees of the other. Employees of one party are not entitled to benefits of any nature whatsoever provided by the other party to its employees. Neither CAIS nor ONEPOINT (or their respective employees, subcontractors, or agents) have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other.

     15.2 Non-Solicitation of Employees.  During the term of the Agreement, and
          -----------------------------
for a period of one year thereafter, neither ONEPOINT nor CAIS shall hire away or attempt to hire away the other's employees or provide the other's employees with any form of compensation or inducement that was not approved in advance by the employing entity.


                                  Section 16

                                   INSURANCE

     16.1 Each party agrees, at its respective sole cost, to carry and keep in full force and effect at all times during the term of this Agreement and during any extension thereof, a commercial liability insurance policy with a single limit of no less than $1 Million, including coverage for bodily injury, property damage and personal injury liability. CAIS shall name ONEPOINT and the Building owner for each of CAIS's Buildings as additional insureds. Such

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

policy shall stipulate that the insurer shall provide the other party at least thirty (30) days written notice prior to cancellation, failure to renew or any material change in coverage of the policy. At a party's request, the other party shall provide the requesting party with a certificate of insurance which evidences the minimum levels of insurance set forth above and names the requesting party as an additional insured. Each party also agrees, at its respective sole cost, to carry and keep in full force and effect at all times during the term of this Agreement and during any extension thereof, a workers compensation insurance policy in an amount not less than prescribed by statutory limits.


                                  Section 17

   USE OF NAMES, LOGOS, SERVICE MARKS, ETC.; MARKETING AND PUBLIC RELATIONS

     17.1 a. Except for such use and for use for the purposes of identification of the Services, no right, title, interest, or license in or to any trademark or service mark of CAIS is granted to ONEPOINT under this Agreement. ONEPOINT may on its business cards state that ONEPOINT is an authorized provider of CAIS's Services for sub-licensing of the Services of CAIS. CAIS shall be permitted to identify ONEPOINT in marketing and related material to promote CAIS' services. Except as provided herein, no party may otherwise use the name, logos, trade names, service marks, trademarks, printed materials, or art work of any other party, or of any third party, in any promotional or advertising material without the prior consent of such party or such third party.

          b.  Public Relations Program.  The Parties agree to implement a joint
          -----------------------------
public relations program including a series of joint press releases, media interviews, and on-going handling of media inquiries, as determined and mutually agreed to by the Parties before publication. This program is to include the joint announcement of the Parties Agreement through traditional press releases, postings on each Party's web site(s), and the establishment of appropriate hyperlinks between both Parties' web sites.


                                  Section 18

                              COST OF LITIGATION

     18.1 In the event of litigation arising under this Agreement, upon final judgment and award of a court of competent jurisdiction, the prevailing party shall be entitled to recover, in addition to other amounts awarded under such judgment, reasonable attorney fees of such prevailing party.


                                  Section 19

                                    NOTICES

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

     19.1 All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by overnight delivery service or certified or registered mail to the appropriate party at the address set forth in the first paragraph of this Agreement or at such address as shall be given by either party to the other in writing.


                                  Section 20

                                 MISCELLANEOUS

     20.1 This Agreement shall be deemed to be made in the District of Columbia, and shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the District of Columbia.

     20.2 The parties agree that any suit to enforce any provision of this Agreement arising out of or based on this Agreement or the business relationship between any of the parties hereto shall be brought in the United States District Court for the District of Columbia, or the local courts of the District of Columbia. Each party hereby agrees that such courts shall have in personam jurisdiction with respect to such party, and each party hereby submits to the in personam jurisdiction of such courts.

     20.3 Each party agrees to keep each and every item to which the other party retains title free and clear of all claims, liens, and encumbrances except those of such other party, and any act of such first party, either voluntary or involuntary, purporting to create a claim, lien or encumbrance on such an item shall be void. Any equipment which is owned solely by one party to this Agreement may be encumbered by such party as such party deems appropriate.

     20.4 Each party hereby acknowledges that, in the event such party breaches its duties under this Agreement, the other party will suffer immediate and irreparable damage, and that injunctive relief will be appropriate. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.


     20.5 Invalidity of Provisions. If any covenant or provision is ultimately
          ------------------------
determined to be invalid, illegal or incapable of being enforced, all other conditions and provision, contained herein shall, nevertheless, remain in full force and effect, and no covenant or provision shall be dependent upon any other covenant or provision unless so expressed herein.


     20.6 Survival.   The provisions of Sections 9.1 though 9.9, 10, 12, 15.2,
          --------
17, and 20.4 shall survive the expiration or termination of this Agreement.


     20.7 Assignment.  Either party shall have the right to assign this
          ----------
Agreement to any affiliated entity or in connection with the sale or transfer of all or substantially all of such party's assets. Each party's respective rights and obligations under this Agreement shall inure to the

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

benefit of and be binding upon such party's successors and assignees. Neither party shall assign this Agreement or any interest therein without the other party's prior written consent, which consent shall not be unreasonably withheld. Any assignment or transfer without the required consent is void. A sale of a controlling interest in a party, including but not limited to a transfer of 50% or more of the voting securities of such party, shall be considered a transfer under this Agreement.


     20.8 Entire Agreement. The parties agree that this Agreement is the
          ----------------
complete and exclusive statement thereof between the parties and that it supersedes and merges all prior proposals and understandings, and all other agreements, whether oral or written, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the parties hereto.

     20.9 Amendments; Waivers; Remedies.  This Agreement, or any of its
          -----------------------------
provisions may not be amended, supplemented, or modified, and no provision may be waived, unless such amendment, supplement, modification, or waiver is in writing and signed by the party against whom enforcement of any of the foregoing is sought. The waiver of any breach or default under this Agreement does not constitute the waiver or an other breach or default, whether or not similar, nor any subsequent breach of the same provision. The election by either party of any right or remedy contained in this Agreement is not exclusive of any other rights or remedies in law or equity other than as may be limited by this Agreement.

     20.10  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which is an original, but all of which together shall constitute one and the same instrument.

     20.11  Authority to Execute; Binding Effect.   The individuals signing this
            ------------------------------------
Agreement represent and warrant that they are authorized to bind and do so bind the party on behalf of which they are executing this Agreement. This Agreement is binding on the parties and their respective successors and permitted assigns.

     20.12  Compliance with Laws.  During the term of this Agreement, each party
            --------------------
must comply with all local, state and federal laws and regulations applicable to its business and the performance of its obligations under this Agreement.

     20.13  Force Majeure.  Either party's delay in, or failure of, performance
            -------------
under this Agreement is excused, to the extent any delay in its performance is caused by or is the result of factors beyond its control, including act of God, fire or other catastrophe, electrical, explosion, accident, flood, storm, vandalism, strike or lock-out , work stoppage, or acts of government or agencies thereof outside such party's reasonable control.

     20.14  Third Parties.    The provisions of this Agreement and the rights
            -------------
and obligations created hereunder are intended for the sole benefit of CAIS and ONEPOINT, and do not create any right, claim or benefit on the part of any person not a party to this Agreement, including Building Representatives, Subscribers and sub-contractors.

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

IN WITNESS, WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, indicating their acknowledgment, acceptance and approval thereof as of the date first written above.



ONEPOINT COMMUNICATIONS CORP.          CAIS, INC.



    /s/  William F. Wallace             /s/ Evans K. Anderson
--------------------------------       -------------------------------
Name                                   Name

         President                          SR VP Sales and Markerting
--------------------------------       -------------------------------
Title                                  Title

             2/19/99                        2/19/99
--------------------------------       -------------------------------
Date                                   Date




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